Astralis Ltd. Reports 2004 Results

April 1, 2005 12:29:17(ET)

FAIRFIELD, N.J., April 1, 2005 -- Astralis Ltd. (OTC Bulletin Board: ASTR) today announced its results for 2004. For the fiscal year ended December 31, 2004, the Company recorded a net loss of $20.04 million to common stockholders, or $0.28 per share, which included a non-cash preferred stock dividend of $10.75 million. The Company, which is a development stage entity, had no revenue during this period. Total shareholders' equity as of December 31, 2004, was $2.40 million and the Company had a cash balance totaling $ 2.31 million as of December 31, 2004.

Research and development expenses for 2004 amounted to $7.68 million. These expenditures included $2.36 million incurred to conduct Phase I and Phase II clinical studies for Psoraxine(R); $1,007,500 for services provided by SkyePharma under our Service Agreement with them; amortization of approximately $714,288 under our technology option license which was being amortized over a seven year period; and a one time charge of $2,797,612 to record the impairment of the technology option license.

In December 2004, the Company received $293,461 in cash from the sale of a portion of its tax related net operating losses (NOLS) under the State of New Jersey's Technology Business Tax Certificate Transfer Program. This program is an initiative passed by the New Jersey State Legislature that allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of NOLS and defined Research and Development tax credits for cash.

                                  ASTRALIS LTD
                          (A DEVELOPMENT STAGE ENTITY)
                   SELECTED STATEMENT OF OPERATION INFORMATION
                      JANUARY 1, 2004 OF DECEMBER 31, 2004

      Revenues                                                               --
      Total Operating Expenses                                     $  9,580,307
      Loss from Operations                                         $ (9,580,307)
      Investment Income                                            $       (722)
      Net Loss Before Income Tax Benefit                           $ (9,581,029)
      Income Tax Benefit                                           $    293,461
      Preferred Stock Dividend                                     $(10,750,000)
      Net Loss to Common Shareholders                              $(20,037,568)
      Basic and diluted loss per common share                      $      (0.28)

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This press release may contain forward-looking statements regarding Astralis
Ltd. Actual results may differ materially from those described in the press release as a result of a number of factors, including but not limited to the following: There can be no assurance that Psoraxine(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis will continue its research and development effort to the extent that we do not experience any cash shortfalls, adverse developments in our drug development or competitive or other impediments that an early stage company in our industry may face. Astralis Ltd undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.

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Astralis Ltd.

Contact: Jim Sharpe, Chief Executive Officer, or Mike Garone, Chief Financial Officer, both of Atralis Ltd., +1-973-227-7168, info@astralisltd.com.